Exhibit 99.1

JLL Income Property Trust
Acquires Northeast Atlanta Distribution Center

Chicago (April 27, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $6.3 billion in portfolio assets, today announced the acquisition of Northeast Atlanta Distribution Center, a 458,000-square-foot, Class A industrial property strategically located in the Northeast Atlanta industrial submarket, one of the Atlanta metro’s top submarkets for industrial properties. The recently constructed, long-term leased, single-tenant warehouse was acquired for approximately $54 million.

“Northeast Atlanta Distribution Center is an excellent fit within our geographically diversified industrial portfolio given its location near irreplaceable transportation infrastructure, Class A construction and the positive dynamics of Atlanta’s industrial market,” said Allan Swaringen, JLL Income Property Trust President and CEO. “The Northeast Atlanta industrial submarket has seen exceptional rent growth, leading the way for all of Atlanta’s submarkets. Atlanta overall has proven to be a strong industrial market and is ranked fifth nationally by LaSalle Research & Strategy due in part to its business-friendly tax structure, easy access to major thoroughfares and large employment base. Industrial properties continue to be a target overweight for our portfolio given sustained strong tenant demand and a positive, long-term outlook for the sector that we believe will yield stable income for our stockholders.”

Atlanta is the fourth largest warehouse market in the US with nearly 800 million square feet of industrial space. With a well-developed transportation network consisting of interstate highways, the nation’s busiest airport, and rail infrastructure including direct links to the Port of Savannah, the fourth largest US container port for export, Atlanta is the primary distribution center for the southeast United States. It is also within a two-day drive from nearly 80 percent of the US population.

Northeast Atlanta Distribution Center is strategically located in the Northeast Atlanta submarket, Atlanta’s largest, and includes the metro area’s most diverse tenant base, attracting both large block distribution tenants and small to mid-size tenants across a broad spectrum of industries. The property location also benefits from its proximity to Interstate 85 providing accessibility to Atlanta, the Carolinas, Tennessee and Florida. According to LaSalle Research & Strategy’s Core Industrial Target Market Analysis, the Northeast Atlanta submarket is one of LaSalle’s “overweight” markets given its above average scores on overall total return combined with lower expected volatility. In 2021, this submarket experienced 11.3 percent industrial rent growth, and 39 percent rent growth over the past five years.

This Class A property was acquired off-market and benefits from a 7-year lease term with 3 percent annual rent escalations.

JLL Income Property Trust’s aggregate industrial allocation is now over $1.9 billion, or approximately 31 percent of its $6.3 portfolio, and includes 54 properties across 12 key markets, all ranked highly or as target markets by LaSalle’s Research & Strategy group.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
###
About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q4 2021. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com